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                                                                    EXHIBIT 10 J




Dear:

This letter will confirm our understanding concerning your employment with Kmart Corporation (the "Company").

1. If your employment with the Company is terminated by the Company other than for Cause or Disability or if you terminate your employment with the Company for Good Reason, the Company will pay to you:

         (a) Your base salary through the month during which termination occurred, plus any other amount due you at the time of termination under any bonus plan of the Company; and

         (b) Monthly severance payments equal to (i) your monthly base salary at the time of termination, plus (ii) 1/12th of the "on plan" bonus amount targeted for you for the fiscal year in which termination occurred.

Such monthly severance payments shall commence in the month following termination (to be paid on or about the 15th day of the month) and shall continue for twelve months. Provided, however, that you agree to make reasonable efforts to seek (and to immediately notify the Company of) other employment, and to the extent you receive compensation from other employment, the severance payments provided herein shall be correspondingly reduced.

No payments shall be due if your employment with the Company is terminated because of your retirement or death or is terminated by the Company for Cause or Disability or by you other than for Good Reason (except for any benefits which may be due you in normal course under any employee benefit plan of the Company which provides benefits after termination of employment).

All payments hereunder shall be subject to applicable withholding and deductions.

2. Termination by the Company for "Cause" means termination based on (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with your ability to perform your duties, (ii) misconduct which damages or injures the Company or substantially damages the Company's reputation, or (iii) gross negligence in the performance of, or wilful failure to perform, your duties and responsibilities.

3. Termination by the Company for "Disability" means termination based on inability to perform your duties and responsibilities by reason of illness or incapacity for a total of 180 days in any twelve-month period.


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4.  Termination by you for "Good Reason" means termination based on the occurrence without your express consent of any of the following: (i) a significant diminuition by the Company of your role with the Company or a significant detrimental change in the nature and/or scope of your status with the Company, other than for Cause or Disability or (ii) a reduction in your base salary, other than for Cause or Disability and other than as part of an across-the-board salary reduction generally imposed on executives of the Company.

5. The severance payments hereunder may not be transferred, assigned or encumbered in any manner, either voluntarily or involuntarily. In the event of your death, any payments then or thereafter due hereunder will be made to your estate.

6. The payments provided hereunder shall constitute the exclusive payments due you from, and the exclusive obligation of, the Company in the event of any termination of your employment, except for any benefits which may be due you in normal course under any employee benefit plan of the Company which provides benefits after termination of employment and except as provided in paragraph 10 hereof.

The obligation to make the payments hereunder is conditioned upon your execution and delivery to the Company of a release, in form satisfactory to the Company, of any claims you may have as a result of your employment or termination of employment under any federal, state or local law, excluding any claim for benefits which may be due you in normal course under any employee benefit plan of the Company which provides benefits after termination of employment. The obligation to make the payments hereunder is further conditioned upon the terms set forth in paragraph 7 hereof.

7. You agree that any right to receive severance payments hereunder will cease if during the one-year period following your termination of employment you directly or indirectly become an employee, director, advisor of, or otherwise affiliated with, any other entity or enterprise whose business is in competition with the business of the Company.

8. Notwithstanding anything herein to the contrary, your employment with the Company is terminable at will with or without cause; provided, however, that a termination of your employment shall be governed in accordance with the terms hereof except as provided in paragraph 10.

9. If a dispute arises concerning any provisions of this agreement, it shall be resolved by arbitration in Troy, Michigan in accordance with the rules of the American Arbitration Association. Judgment on the award rendered may be entered in any court having jurisdiction and enforced accordingly.

10. This agreement sets forth the entire understanding with respect to the subject matter hereof and supersedes all prior agreements, written or oral or express or implied, between you and the Company as to such subject matter. Provided, however, that this agreement shall not supersede

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the agreement dated ************* between you and the Company concerning severance benefits which may be payable in the event of a change in control of the Company ("Change in Control Agreement"). Such Change in Control Agreement shall, during its term, govern in the event of a termination of your employment following a change in control of the Company (as defined therein). In no event are you to receive severance benefits under both this agreement and the Change in Control Agreement in the event of a termination of employment. This agreement may not be amended, nor may any provision hereof be modified or waived, except by an instrument in writing duly signed by you and the Company.

11. If any provision of this agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this agreement.

Please indicate your agreement by signing below and retain one copy for your records.




                                                  Sincerely,
                                                  KMART CORPORATION


                                                  By:__________________________





Agreed:



_______________________

Date:__________________